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                                                                    Exhibit 5.01


                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                           New York, New York  10112
                                 (212) 408-5100


                                  May 5, 2000


ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan  48084-7186

Dear Sirs:

     In connection with the registration by ArvinMeritor, Inc., an Indiana corporation ("ArvinMeritor") formerly named Mu Sub, Inc. and a wholly-owned subsidiary of Meritor Automotive, Inc. ("Meritor"), under the Securities Act of 1933, as amended (the "Act"), of 70,979,671 shares of Common Stock, par value $1 per share, of ArvinMeritor (the "ArvinMeritor Common Stock"), including the preferred share purchase rights associated with the ArvinMeritor Common Stock, to be issued by ArvinMeritor in connection with a merger transaction in which Meritor will merge with and into ArvinMeritor (the "First Step Merger") and, immediately thereafter, Arvin Industries, Inc., an Indiana corporation
("Arvin"), will merge with and into ArvinMeritor (the "Second Step Merger" and together with the First Step Merger, the "Merger") pursuant to the terms of the Agreement and Plan of
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ArvinMeritor, Inc.                     2                             May 5, 2000

Reorganization dated as of April 6, 2000 by and among Meritor, ArvinMeritor and Arvin (the "Merger Agreement"), we advise as follows:

          As counsel for ArvinMeritor, we have reviewed (i) the Articles of Incorporation of ArvinMeritor, as amended to date, (ii) the By-Laws of ArvinMeritor, (iii) the Registration Statement on Form S-4 of ArvinMeritor under the Act with respect to the ArvinMeritor Common Stock (the "Registration Statement"), (iv) the form of Restated Articles of Incorporation of ArvinMeritor (the "ArvinMeritor Articles") to be approved and adopted by ArvinMeritor and filed with the Secretary of State of the State of Indiana prior to the Merger,
(v) the form of amended By-Laws of ArvinMeritor (the "ArvinMeritor By-Laws") to be adopted by ArvinMeritor prior to the Merger and (vi) evidence of the corporate proceedings taken by ArvinMeritor in connection with the authorization and issuance of the ArvinMeritor Common Stock. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of ArvinMeritor and such other instruments, certificates of public officials and representatives of ArvinMeritor and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all
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ArvinMeritor, Inc.                     3                             May 5, 2000


documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of ArvinMeritor and appropriate public officials.

     On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that upon (i) the effectiveness of the ArvinMeritor Articles, (ii) the effectiveness of the ArvinMeritor By-Laws, (iii) the effectiveness of the Registration Statement,
(iv) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of Meritor stockholders, (v) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of Arvin stockholders,
(vi) the filing with the Secretary of State of the State of Delaware of a certificate of merger in respect of the First Step Merger, (vii) the filing with the Secretary of State of the State of Indiana of (a) articles of merger in respect of the First Step Merger and (b) articles of merger in respect of the Second Step Merger and (viii) the issuance of the ArvinMeritor Common Stock in accordance with the terms of the Merger Agreement, the ArvinMeritor Common Stock will be legally and validly issued, fully paid and nonassessable.
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ArvinMeritor, Inc.                     4                             May 5, 2000




         We express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the Federal laws of the United States. As to matters governed by Indiana law, we have, with your consent, relied solely upon the opinion of Ice Miller Donadio & Ryan, a copy of which is enclosed herewith.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement-Prospectus constituting a part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                                                  Very truly yours,


                                                  Chadbourne & Parke LLP